Exhibit 10.1

June 17, 2015

Daniel Gallagher

c/o Town Sports International Holdings, Inc.

5 Penn Plaza

New York, NY 10001

Dear Dan:

This letter agreement (the “Agreement”) confirms the terms that Town Sports International Holdings, Inc. (“TSI Holdings” and together with its subsidiaries and affiliates, the “Company”) is offering you in connection with your departure from the employ of the Company, including from all officer and other positions that you currently hold with the Company. For the sake of clarity, this Agreement confirms our mutual agreement regarding such departure.

1. Separation Date; Transition Period.

(a) The employment relationship between you and the Company will end on June 19, 2015 (the “Separation Date”). During the period through the Separation Date, you shall perform those duties reasonably requested by the Board of Directors of TSI Holdings (the “Board”) in a satisfactory manner, including without limitation, assistance with the transition, and be in compliance with the policies and procedures of the Company. As of the Separation Date, you shall not have any authority to act on the Company’s behalf or otherwise bind the Company (and you shall not give any third person the appearance that you have any such authority) unless the Board instructs you in writing. You hereby agree that if at any time you are requested or nominated to serve as a member of the Board, you shall decline to so serve.

(b) In consideration of the separation benefits described in Section 2 below, you agree that following the Separation Date through October 31, 2015, you will provide transition services to the Company as reasonably requested by the Board, including with respect to the timing of such requests, to the best of your abilities and be in substantial compliance with the policies and procedures of the Company. If you accept new employment during this transition period, you will inform such new employer of this obligation to provide transition services and the Company will be reasonable with its requests. Such transition services (i) will include, without limitation, assisting the Chief Financial Officer with SEC reporting and financial planning & analysis matters and (ii) will not exceed 40% of your time in July and October and 20% of your time in August and September. You hereby represent that you have not willfully withheld information relating to the Company’s operations from the Board. A smooth transition is a material inducement for the Company to enter into this Agreement.

(c) You will be paid your regular wages through and including the Separation Date. You shall no longer be eligible to participate in the Company’s benefit programs after the Separation Date, except as set forth below in Section 2 of this Agreement. Information regarding the Company’s 401(k) Plan will be sent to you separately by the plan administrator following the Separation Date.

2. Separation Benefits. In return for your execution of, and your compliance with, this Agreement, and subject to the terms and conditions set forth in this Agreement:

(a) You shall receive a payment equal to $150,000 in one lump sum in consideration of your target bonus for 2015, payable within 10 days following the later of the Separation Date and the effective date of this Agreement. For the sake of clarity, the deferred portion of any bonus previously awarded to you is forfeited as of the Separation Date without any payment.

(b) You shall receive a severance payment equal to $550,000, payable in equal installments over the 12-month period following the Separation Date in accordance with the Company’s prevailing payroll practices, which severance payments will begin on the first payroll date following 30 days after the Separation Date (the “Starting Date”), with the first payment of severance to include the payments you would have received from the Separation Date to the Starting Date.

(c) To the extent permitted by law, you may continue your participation in the Company’s health, dental and disability insurance programs in which you participate as of the Separation Date (or comparable substitute coverage) on behalf of yourself and your eligible dependents through June 30, 2017 (or, if earlier, until you are eligible for comparable coverage with a subsequent employer) (the “Coverage Period”); provided that if applicable law or Company policy does not permit such participation, the Company shall pay that portion of the COBRA coverage that it would have paid if you were an active employee with similar coverage during the Coverage Period, to the extent permitted by law. During the Coverage Period, the Company will continue to pay that portion of the premiums that it would have paid if you remained an active employee. You agree to notify the Company immediately in writing in the event that you are eligible for comparable coverage with a subsequent employer. If you are not otherwise covered by a group health or dental plan at the end of the Coverage Period, you will be eligible to continue your health and dental insurance coverage pursuant to federal COBRA law. Information regarding COBRA will be sent to you separately by the Company’s COBRA administrator.

Up to June 30, 2020, you and your immediate family will continue to have Passport Memberships (or its equivalent) at no cost to you; provided, however, that such memberships shall cease in the event you have materially breached the terms and conditions of this Agreement, including Section 7 or 8 hereunder. In addition, if you provide services to a company engaged in fitness clubs in any capacity and in any location at any time during this period, this benefit shall cease. The aforementioned memberships are subject to all of the Company’s membership rates, regulations and policies currently in effect and as may be amended from time to time.

(d) If you do not execute this Agreement within the time periods provided herein, or if you revoke this Agreement, no payment or benefits will be due under this Section 2.

3. Release.

(a) In consideration of the Company’s obligations contained in Section 2 of this Agreement and for other valuable consideration, you (for yourself, your heirs, legal representatives, executors or administrators (collectively, your “Representatives”)) hereby release and forever discharge the Company (including TSI Holdings, Town Sports International, LLC, and each of their respective subsidiaries and affiliates and each of their respective officers, employees, directors and agents (in both their official and personal capacities) (collectively, the “Released Parties”)) from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the date you execute this Agreement, including, but not limited to, those arising during or in any manner out of your employment with the Company or your resignation of such employment or anything else that may have happened up to and including the date you execute this Agreement. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, commissions, equity and severance arrangements, benefit plans or any other benefits; breach of express or implied contract (including, without limitation, your Employment Agreement with TSI Holdings dated February 25, 2015 (the “Employment Agreement”)) or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury or any other facts or claims; retirement; discrimination or retaliation; any claims for costs or attorney fees; or any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside (including, but not limited to the Fair Labor Standards and the Equal Pay Acts (29 U.S.C. §201, 29 U.S.C. §206(d), et seq.); the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); the federal WARN Act; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); the New York State Human Rights Law; the New York City Human Rights Law; the New York Equal Pay Law; the New York Whistleblower Protection Law; the New York Law for the Protection of Persons with a Disability; the New York Military Family Leave Law; New York Administrative Code; New York City Administrative Code; New Jersey Law Against Discrimination; New Jersey Conscientious Employee Protection Act; New Jersey Family Leave Act; New Jersey Paid Family Leave Law; New Jersey Equal Pay Act; New Jersey Civil Rights Act; New Jersey Administrative Code). You are not releasing any rights or claims that arise following the date on which you execute this Agreement or which cannot be waived as a matter of law.

(b) Notwithstanding the foregoing, the release and discharge set forth in Section 3(a) of this Agreement, will not apply to (i) the obligations of the Company under Sections 1 and 2 of this Agreement, (ii) your vested benefits under the Company’s 401(k) Plan, (iii) the Company’s obligations under the Equity Plan and related agreements (as described below in Section 4 of this Agreement), or (iv) your right to challenge the validity of the release and discharge under the Older Workers Benefit Protection Act (“OWBPA”). You further agree that the payments and benefits described in Sections 1 and 2 of this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against any Released Party arising out of your employment relationship, your service as an employee or officer of the Company, and your resignation of employment therefrom. You hereby acknowledge and confirm that you are providing the release and discharge set forth in this Section 3 only in exchange for consideration that is in addition to anything of value to which you are already entitled.

(c) You represent and agree that you have not filed any lawsuits against any Released Party, or filed or caused to be filed any charges or complaints against any Released Party with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Released Parties, you agree, to the extent permitted by applicable law, not to sue or file a charge or complaint against any Released Party in any forum or assist or otherwise participate willingly or voluntarily in any claim, suit, action, investigation or other proceeding of any kind which relates to any matter that involves any Released Party, and that occurred up to and including the date of your execution of this Agreement, unless as required to do so by court order, subpoena or other directive by a court, administrative agency or legislative body, other than to enforce the Agreement. This section is not intended to affect your right to file a charge with and/or participate in an investigation or proceeding conducted by a governmental administrative agency (including without limitation the Equal Employment Opportunity Commission, National Labor Relations Board or other federal, state or local governmental agency charged with the enforcement of any laws), although you agree that you are hereby waiving any right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency.

(d) You expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that you explicitly took that into account in determining the amount of consideration to be paid for the giving of this release and discharge, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

(e) Nothing in the release and discharge set forth in this Section 3 will affect the Company’s obligation to indemnify, defend and hold you harmless to the fullest extent allowable by the respective charter and by-laws with respect to your acts or omissions in your capacity as an officer of the Company. The Company will continue to maintain directors’ and officers’ liability insurance with respect to actions or omissions by you as an officer of the Company in the same manner that it maintains such insurance for other officers and directors.

4. Equity. Your separation pursuant to this Agreement will be treated as an “Involuntary Termination without Cause” under the TSI Holdings’ 2006 Stock Incentive Plan (the “Equity Plan”). As a result, your options granted to you pursuant to the Equity Plan, to extent vested as of the Separation Date, will remain outstanding for the post-termination exercise period specified in the Equity Plan (which is 90 days from the Separation Date). Any vested stock options will expire at the conclusion of such post-termination exercise period to the extent not previously exercised, and that portion of the stock options that remain unvested as of the Separation Date and any shares of restricted Common Stock will be forfeited on the Separation Date without any payment.

5. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company on or after the Separation Date, except as set forth in Section 2 of this Agreement.

6. Return of Company Property. No later than the Separation Date, you hereby covenant and agree that you will deliver to the Company all Company property and equipment in your possession or control, including, but not limited to, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, Company credit cards, papers, electronically stored information and documents kept or made by you in connection with your employment and you will not retain any copies thereof. You also represent that you have left intact all electronic Company documents or files, including those that you developed or helped develop. You are required to return all such property whether or not you sign this Agreement. Notwithstanding the foregoing, you may retain your phone, phone number and ipad so long as the Company’s IT department has removed all Company information from such devices.

7. Restrictive Covenants. You hereby affirm your ongoing obligations to the Company with respect to non-disclosure of confidential information, non-solicitation and non-competition as set forth in Sections 6 and 7 of the Employment Agreement; provided, however, that the post-employment period of the “Non-compete Period” shall be reduced from eighteen (18) months to twelve (12) months following your Separation Date. Sections 6 and 7 of the Employment Agreement are included herein by reference and remain in full force and effect, as amended hereby. For the avoidance of doubt, you hereby acknowledge that your obligation not to compete with the Company applies to entities with headquarters located outside the metropolitan areas in which the Company is engaged in business (or has definitive plans to engage) but which have fitness clubs within such metropolitan areas.

8. Non-Disparagement; Cooperation.

(a) You understand and agree that as a condition for payment to you of the consideration herein described, you, on your behalf and on behalf of your Representatives, will not (and your Representatives will not) at any time, except as may be required by law, engage in any form of conduct, or make any statements or representations that disparage or defame the Company or its management or stockholders.

(b) From and after the Separation Date, you will (i) cooperate in all reasonable respects with the Company and its respective directors, officers, attorneys and experts in connection with the conduct of any dispute, action, proceeding, investigation or litigation involving the Company, including, without limitation, any such dispute, action, proceeding, investigation or litigation in which you are called to testify and (ii) until one year after the Separation Date, promptly respond to all requests by the Company relating to information concerning the Company which may be in your possession. The Company will, as a condition to your obligations under this Section 8(b), reimburse you for any reasonable out of pocket expenses and costs incurred as a result of such cooperation (including all reasonable, out-of-pocket attorney fees), provided that such expenses have been approved in writing in advance by an executive officer of the Company.

(c) You acknowledge that TSI Holdings is required to disclose information about you in its Annual Report on Form 10-K, its Proxy Statement and in any other report(s) required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

9. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.

10. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the state of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11. Consent to Jurisdiction. In the event of any dispute, controversy or claim between the Company and you in any way concerning, arising out of or relating to this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties hereby agree and consent to the Arbitration Policy of the Company to the extent it applies to the Dispute. If enforcement of the arbitration award is required or the Dispute is not covered by the Company’s arbitration policy, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may be enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

In the event that either party commences a litigation, arbitration, or an administrative action related to this Agreement against the other, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs, expenses and fees, including reasonable attorney’s fees, through all appeals in prosecuting or defending such action. For purposes hereof, the “prevailing party” shall be the party who receives substantially the relief sought as determined by the trier of fact.

12. Entire Agreement/Severability. This Agreement and Sections 6 and 7 of the Employment Agreement (which are incorporated herein by reference and remain in full force and effect, as amended hereby) constitute the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. No term, condition, covenant, representation or acknowledgment contained in this Agreement may be amended unless in writing signed by both parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it will have no effect on the remainder of this Agreement which will remain in full force and effect; provided, however that if the release and discharge in Section 3 of this Agreement is declared illegal or unenforceable and cannot be modified to be enforceable, then the entire Agreement shall be null and void, including the obligation to provide the separation benefits described in Section 2, and to the extent already made, it shall be returned to the Company upon demand.

13. Periods for Review; Acceptance; and Revocation. You shall have twenty-one (21) days from the date you receive this Agreement to consider the terms of this Agreement (the “Review Period”). In order to receive the benefits and payments provided for by Section 2 of this Agreement, you must execute this Agreement prior to expiration of such agreement’s Review Period. The executed Agreement shall be returned to the Company, addressed to the Company, Attention: General Counsel, at the address specified in Section 20 of this Agreement so that it is received any time on or before the expiration of the twenty-one (21) day Review Period. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel at the address set forth in Section 20 of this Agreement, no later than the seventh (7th) day following the date you executed this Agreement. In the event you do not execute this Agreement before the expiration of the Review Period, or you revoke it during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in Section 2 of this Agreement will automatically be deemed null and void . Moreover, no payments or benefits will be paid or provided under Section 2 of this Agreement, until this Agreement becomes effective by the parties signing it and you not revoking this Agreement within the Revocation Period.

14. Voluntary Assent. By your signature on this Agreement, you affirm and acknowledge that:

(a) you have read this Agreement, and understand all of its terms, including the release and discharge of claims set forth in Section 3 above;

(b) you have voluntarily entered into this Agreement and that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement;

(c) the only consideration for signing this Agreement is as set forth herein and that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled;

(d) you have been given the opportunity and you have been advised by the Company to have this Agreement reviewed by your attorney and/or tax advisor; and

(e) you have been given up to twenty-one (21) days to consider and execute this Agreement and you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.

15. No Admission. Nothing contained in this Agreement, or the fact of its submission to you, will constitute or be construed as an admission of liability or wrongdoing by either party.

16. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.

17. Taxes; Section 409A.

(a) All payments described in this Agreement will be subject to deduction for all required income and payroll taxes.

(b) It is intended that the payments provided for in this Agreement are intended to comply with, or be exempt from, the terms of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The termination of your employment is intended to be a “separation of service” for purposes of Section 409A. Each individual payment of the separation payments described in Section 2 above shall be treated as a separate and distinct payment. In addition, any expense reimbursement under this Agreement will be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by you, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding any of the preceding, the Company makes no representations regarding the tax treatment of any payments hereunder, and you will be responsible for any and all applicable taxes.

18. Breach of Agreement. In the event of any material breach by you of any provision of this Agreement (including, without limitation, Section 7 or 8 (and including the agreements referenced and incorporated therein), which breach, if susceptible to cure, is not substantially cured within ten (10) business days of the Company providing notice to you, in addition to any other remedy available to it, the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement. For the sake of clarity, the transition services set forth above in paragraph 1(b) are susceptible to cure and you will be afforded the opportunity to materially cure any reasonable breaches to which you have been afforded prior written notice in accordance with this paragraph. You agree that in the event you bring a claim covered by the release in Section 3 of this Agreement in which you seek damages against the Company or in the event you seek to recover against any of such entities in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims. In the event of any breach by the Company, you will provide the Company with notice of such breach, and, if such breach is susceptible to cure, the Company will have ten (10) business days to cure such breach.

19. Assignment. This Agreement may be assigned by TSI Holdings to an entity which is an affiliate, and will be assigned to any successor in interest to substantially all of the business operations of TSI Holdings, provided, however that TSI Holdings shall remain responsible for any and all payments hereunder in the event the assignee does not make any payments when due. Upon such assignment, the rights and obligations of TSI Holdings hereunder will become the rights and obligations of such affiliate or successor person or entity. This Agreement will be binding upon the successors, and assigns of TSI Holdings. If you shall die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to your estate.

20. Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: if to you, to the address in the Company’s payroll records; if to the Company, at 5 Penn Plaza, 4th Floor, New York, NY 10001, Attn: General Counsel, or to such other address as either party may furnish to the other in writing in accordance with this Section 20. Notices of change of address will be effective only upon receipt.

Please evidence your agreement by signing the acknowledgement below.

TOWN SPORTS HOLDINGS INTERNATIONAL, INC.

By:	/s/ David Kastin
Name:	David Kastin
Title:	Senior Vice President – General Counsel

Acknowledged and accepted by:

/s/ Daniel Gallagher
Daniel Gallagher

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